Exhibit 4.23

                                  GUARANTY


            GUARANTY, dated as of May 30, 1997 (the "Guaranty"), from RITE AID CORPORATION, a Delaware corporation (the "Guarantor"), to SUMITOMO BANK LEASING AND FINANCE, INC., a Delaware corporation (the "Lessor").

                        W I T N E S S E T H:

            WHEREAS, the Guarantor wishes to induce the Lessor to enter into (i) a certain Master Lease and Security Agreement (the "Master Lease") dated as of the date hereof and with Rite Aid Realty Corp., a Delaware corporation and a wholly-owned subsidiary of the Guarantor (the "Lessee") and (ii) certain other Operative Documents (as defined in the Master Lease) with the Lessee on or after the date hereof (the Master Lease and such Operative Documents, as each of them may be amended, modified, supplemented, or extended from time to time, are collectively referred to hereinafter as the "Guaranteed Agreements"); and

            WHEREAS, the Lessor is unwilling to enter into the Guaranteed Agreements with the Lessee unless the Guarantor enters into this Guaranty; and

            WHEREAS, capitalized terms used but not otherwise defined in this guaranty have the respective meanings specified in Appendix 1 to the Master Lease; and the rules of interpretation set forth in Appendix 1 to the Master Lease shall apply to this Guaranty;

            NOW, THEREFORE, in order to induce the Lessor to enter into the Guaranteed Agreements and to consummate the transactions contemplated thereby, the Guarantor hereby agrees as follows:

            1. Guaranty. (a) The Guarantor unconditionally and irrevocably guarantees to the Lessor the due and punctual performance of and compliance by the Lessee with all obligations, covenants, warranties, undertakings and conditions agreed by the Lessee to be performed, observed or complied with by the Lessee and contained in or arising under the Guaranteed Agreements including but not limited to, the full and punctual payment by the Lessee, when due, whether at the stated due date, by acceleration or otherwise, of any and all rent, obligations, liabilities, indebtedness and other amounts of every kind arising out of the Guaranteed Agreements, all amounts in respect to indemnities provided for in the Guaranteed Agreements, and all damages (whether provided for in the Guaranteed Agreements or otherwise permitted by law) in respect of a failure or refusal by the Lessee to make any such payment, howsoever created, arising or evidenced, voluntary or involuntary, whether direct or indirect, absolute or contingent, now or hereafter existing or owing to the Lessor (all the foregoing obligations and undertakings are collectively referred to hereinafter as the "Obligations").

                  (b) This Guaranty is an absolute and unconditional guaranty of performance and payment when due under the Guaranteed Agreements and not of collection of any indebtedness contained in or arising under the Guaranteed Agreements. This Guaranty is in no way conditioned upon any attempt to collect from the Lessee or upon any other event or contingency, and shall be binding upon and enforceable against the Guarantor without regard to the validity or enforceability of the Guaranteed Agreements, or of any term thereof. If for any reason the Lessee shall fail or be unable duly and punctually to pay any such amount when due under the Guaranteed Agreements, the Guarantor will forthwith pay, if not already paid by the Lessee, the same immediately upon written demand.

                  (c) In case any of the Guaranteed Agreements shall be terminated as a result of the rejection thereof by any trustee, receiver or liquidating agent of the Lessee or any of its properties in any bankruptcy, insolvency, reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar proceeding, the Guarantor's obligations hereunder shall continue to the same extent as if such agreement had not been so rejected. The Guarantor agrees that this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment to the Lessor of the Obligations or any part thereof is rescinded or must otherwise be returned by the Lessor upon the insolvency, bankruptcy or reorganization of the Lessee, or otherwise, as though such payment to the Lessor had not been made.

                  (d) The Guarantor shall pay on demand all reasonable costs, expenses and damages incurred (including, without limitation, attorneys' fees and disbursements) in connection with the enforcement of the obligations of the Guarantor under this Guaranty.

            2. Guaranty Continuing and Unlimited. The obligations of the Guarantor hereunder shall be continuing and unlimited, shall not be subject to any non- compulsory counterclaim, set-off, deduction or defense (other than payment or performance) based upon any claim the Guarantor may have against the Lessor or the Lessee or any other Person, and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by any circumstance or condition (whether or not the Guarantor shall have any knowledge or notice thereof) whatsoever which might constitute a legal or equitable discharge or defense including, but not limited to, (a) any express or implied amendment or modification of or supplement to the Guaranteed Agreements or any other agreement referred to in either thereof, or any other instrument applicable to the Lessee or to the Obligations, or any part thereof, or any assignment or transfer of any thereof; (b) any failure on the part of the Lessee to perform or comply with the Guaranteed Agreements or any failure of any other Person to perform or comply with any term of the Guaranteed Agreements, or any other agreement as aforesaid; (c) any waiver, consent, change, extension, indulgence or other action or any action or inaction under or in respect of the Guaranteed Agreements, or any other agreement as aforesaid, or this Guaranty, whether or not the Lessor, the Lessee or the Guarantor has notice or knowledge of any of the foregoing; (d) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or similar proceeding with respect to the Guarantor or the Lessee, or their respective properties or their creditors, or any action taken by any trustee or receiver or by any court in any such proceeding; (e) any furnishing or acceptance of additional security or any release of any security (and the Guarantor authorizes the Lessor to obtain, accept or release said security); (f) any limitation on the liability or Obligations of the Lessee under the Guaranteed Agreements (other than any limitation expressly provided for therein) or any termination, cancellation, frustration, invalidity or unenforceability, in whole or in part, of the Guaranteed Agreements, or any term of any thereof; (g) any lien, charge or encumbrance on or affecting the Guarantor's or any of the Lessee's respective assets and properties; (h) any act, omission or breach on the part of the Lessor or any other Person under the Guaranteed Agreements, or any other agreement at any time existing between the Lessor and the Lessee or any other law, governmental regulation or other agreement applicable to the Lessor or any Obligation; (i) any claim as a result of any other dealings among the Lessor, the Guarantor or the Lessee or any of them; (j) the assignment of the Guaranteed Agreements by the Lessor to any other Person, or the assignment of this Guaranty by the Lessor to any Person; or
(k) any change in the name or ownership of the Lessor, the Lessee or any other person referred to herein.

            3. Waiver. (a) The Guarantor unconditionally waives: (i) notice of any of the matters referred to in Section 2 hereof; (ii) all notices which may be required by statute, rule of law or otherwise to preserve any rights against the Guarantor hereunder, including, without limitation, notice of the acceptance of this Guaranty, or the creation, renewal, extension, modification or accrual of the Obligations or notice of any other matters relating thereto, any presentment, demand, notice of dishonor, protest, nonpayment of any damages or other amounts payable under the Guaranteed Agreements; (iii) any requirement for the enforcement, assertion or exercise of any right, remedy, power or privilege under or in respect of the Guaranteed Agreements, including, without limitation, diligence in collection or protection of or realization upon the Obligations or any part thereof or any collateral therefor; (iv) any requirement of diligence; (v) any requirement to mitigate the damages resulting from a default by the Lessee under the Guaranteed Agreements;
(vi) the occurrence of every other condition precedent to which the Guarantor or the Lessee may otherwise be entitled; (vii) the right to require the Lessor to proceed against the Lessee or any other Person liable on the Obligations, to proceed against or exhaust any security held from the Lessee or any other Person, or to pursue any other remedy in the Lessor's power whatsoever; (viii) the right to have the property of the Lessee first applied to the discharge of the Obligations; and any defense arising by reason of any disability or other defense of the Lessee or by reason of the cessation from any cause whatsoever of the liability, either in whole or in part, of the Lessee to the Lessor for the Obligations, provided that nothing contained herein shall be deemed to be a waiver by Guarantor of the benefit to Guarantor of any notice or grace period to which the Lessee is entitled pursuant to the express terms of the Operative Documents.

                  (b) The Lessor may, at its election, exercise any right or remedy it may have against the Lessee or any security held by the Lessor, including, without limitation, the right to foreclose upon any such security by judicial or nonjudicial sale, without affecting or impairing in any way the liability of the Guarantor hereunder, except to the extent the Obligations have been paid, and the Guarantor waives any defense arising out of the absence, impairment or loss of any right of reimbursement, contribution or subrogation or any other right or remedy of the Guarantor against the Lessee or any such security, whether resulting from such election by the Lessor or otherwise. The Guarantor understands that the liability of the Lessee to the Lessor for the Obligations may be secured by real property and that the Guarantor shall be liable for the full amount of its liability hereunder notwithstanding foreclosure on such real property by trustee sale or any other reason impairing the Guarantor's right to proceed against the Lessee.

                  (c) The Guarantor understands that the Lessor's exercise of certain rights and remedies contained in the Guaranteed Agreements may affect or eliminate the Guarantor's rights of subrogation against the Lessee and that the Guarantor may therefore incur partially or totally nonreimbursable liability hereunder; nevertheless, the Guarantor hereby authorizes and empowers the Lessor, its successors, endorsees and/or assignees, to exercise in its or their sole discretion, any rights and remedies, or any combination thereof, which may then be available, it being the purpose and intent of the Guarantor that its obligations hereunder shall be absolute, independent and unconditional under any and all circumstances.

                  (d) The Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Lessee and of all other circumstances bearing upon the risk of nonpayment of the Obligations and agrees that the Lessor shall not have any duty to advise the Guarantor of information regarding any condition or circumstance or any change in such condition or circumstance. The Guarantor acknowledges that the Lessor has not made any representation to the Guarantor concerning the financial condition of the Lessee.

            4. Representations and Warranties of the Guarantor. The Guarantor represents and warrants to the Lessor that:

                  (a) Corporate Existence and Power. The Guarantor is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

                  (b) Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Guarantor of this Guaranty are within the Guarantor's corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Guarantor or of any agreement or instrument evidencing or governing debt of the Guarantor or any Subsidiary or any other material agreement, instrument, judgment, injunction, order or decree binding upon the Guarantor or any Subsidiary or result in the creation or imposition of any Lien on any asset of the Guarantor or any Subsidiary pursuant to any such agreement, instrument, judgment, injunction, order or decree.

                  (c) Binding Effect. This Guaranty constitutes a valid and binding agreement of the Guarantor enforceable in accordance with its terms.

                  (d)   Financial Information.

                       (i) The consolidated balance sheet of the Guarantor and its Consolidated Subsidiaries as of March 1, 1997 and the related consolidated statements of income and cash flows for the fiscal year then ended, reported on by KPMG Peat Marwick LLP, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Guarantor and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

                       (ii) Since March 1, 1997, there has been no material adverse change in the business, financial position, results of operations or prospects of the Guarantor and its Consolidated Subsidiaries, considered as a whole.

                  (e) Full Disclosure. All financial statements and other documents furnished by the Guarantor to the Lessor in connection with this Guaranty and the transactions contemplated hereby do not and will not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading. The Guarantor has disclosed to the Lessor in writing any and all facts which materially and adversely affect the business, operations or condition, financial or otherwise, of the Guarantor and its Subsidiaries or the Guarantor's ability to perform its obligations under this Guaranty.

                  (f) Litigation There is no action, suit or proceeding pending against, or to the knowledge of the Guarantor threatened against or affecting, the Guarantor or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, consolidated financial position or consolidated results of operations of the Guarantor and its Consolidated Subsidiaries or which in any manner draws into question the validity or enforceability of this Guaranty.

                  (g) Compliance with ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

                  (h) Taxes. The Guarantor and its Subsidiaries have filed all United States Federal income tax returns, and the Guarantor and its Significant Subsidiaries have filed all other material tax returns, which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Guarantor or any Significant Subsidiary except where the payment of any such taxes is being contested in good faith by appropriate proceedings. The charges, accruals and reserves on the books of the Guarantor and its Consolidated Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Guarantor, adequate.

                  (i) Subsidiaries. Each of the Guarantor's corporate Significant Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

                  (j) Environmental Matters. In the ordinary course of its business, the Guarantor conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of the Guarantor and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with off-site disposal of wastes or hazardous substances, and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, the Guarantor has reasonably concluded that such associated liabilities and costs, including the costs of compliance with Environmental Laws, are unlikely to have a material adverse effect on the business, financial condition, results of operations or prospects of the Guarantor and its Consolidated Subsidiaries, considered as a whole.

                  (k) Lessee. The Guarantor owns and will continue to own, directly or indirectly, not less than 100% of the issued and outstanding shares of capital stock of the Lessee. All such shares have been validly issued, are fully paid and non-assessable and are free and clear of any liens or encumbrances.

                  (l) Defaults. The Guarantor is not in default under (and no event has occurred which with the giving of notice or lapse of time would result in a default under) any instrument evidencing any debt in excess of $10,000,000 or any agreement relating thereto or any material mortgage, deed of trust, security agreement, lease, franchise or other agreement to which the Guarantor is a party or by which the Guarantor or any of its properties or assets is bound or to which it may be subject.

            5. Payments. Each payment by the Guarantor to the Lessor under this Guaranty shall be made by transferring the amount thereof in immediately available funds without set-off or counterclaim; provided that no such payment shall be deemed a waiver of any rights the Guarantor may have.

            6. Parties. This Guaranty shall inure to the benefit of the Lessor and its successors, assigns or transferees, and shall be binding upon the Guarantor and its successors and assigns. The Guarantor may not delegate any of its duties under this Guaranty without the prior written consent of the Lessor or any Person to whom the Lessor has assigned this Guaranty.

            7. Notices. All notices, demands and other communications between the Lessor and the Guarantor under this Guaranty shall be in writing and shall be delivered or sent to the address or telecopier number shown below, or to such other address or telecopier number as either of us may by written notice to the other have designated for such purpose. Any such notice, demand or other communication shall not be effective until actually received.

            If to the Lessor:

                              Sumitomo Bank Leasing
                              and Finance, Inc.
                              277 Park Avenue
                              New York, NY  10172
                              Attention:  Chief Credit Officer
                              Telecopier: 212-224-5222

            If to the Guarantor:

                              Rite Aid Corporation
                              30 Hunter Lane
                              Camp Hill, PA 17011-2404
                              Attention: Chief Financial Officer
                              Telecopier: 717-731-3878

            8. Remedies. The Guarantor stipulates that the remedies at law in respect of any default or threatened default by the Guarantor in the performance of or compliance with any of the terms of this Guaranty are not and will not be adequate, and that any of such terms may be specifically enforced by a decree for specific performance or by an injunction against violation of any such terms or otherwise.

            9. Rights to Deal with the Lessee. At any time and from time to time, without terminating, affecting or impairing the validity of this Guaranty or the obligations of the Guarantor hereunder, the Lessor may deal with the Lessee in the same manner and as fully and as if this Guaranty did not exist and shall be entitled, among other things, to grant the Lessee, without notice or demand and without affecting the Guarantor's liability hereunder, such extension or extensions of time to perform, renew, compromise, accelerate or otherwise change the time for payment of or otherwise change the terms of payment or any part thereof contained in or arising under the Guaranteed Agreements, or to waive any Obligation of the Lessee to perform, any act or acts as the Lessor may deem advisable.

            10. Subrogation. Until such time as the Obligations (except for any indemnification not then due and payable) shall have been paid or performed in full by the Guarantor, no payment by or for the account of the Guarantor shall entitle the Guarantor by subrogation or otherwise to any payment by the Lessee or from or out of any property of the Lessee, and the Guarantor shall not exercise any right or remedy against the Lessee or any property of the Lessee by reason of any performance by the Guarantor.

            11. Guarantor's Covenants. The Guarantor hereby covenants and agrees that until the Obligations and all obligations of the Guarantor under this Guaranty have been paid or discharged in full:

                  (a) The covenants contained in Article V of the Credit Agreement are hereby incorporated herein by reference with the same force and effect as if such covenants were set forth expressly herein. Notwithstanding the foregoing, any amendments or waivers of such covenants approved by the requisite parties under the Credit Agreement shall likewise be effective hereunder provided that the Lessor and the Liquidity Providers shall have received a pro rata share (based on the respective commitments of the Lessor, Liquidity Providers and parties to the Credit Agreement) of any consideration given by the Guarantor or any Affiliate of the Guarantor in connection with such amendment or waiver. In the event the Credit Agreement is no longer in effect, or in the event any Liquidity Provider having a commitment which is equal to or greater than 30% of the Total Commitment is no longer a party to the Credit Agreement, the covenants of the Credit Agreement in effect for the purposes of this Guaranty immediately prior to the termination of the Credit Agreement or the last date on which such Liquidity Provider is a party to the Credit Agreement, as the case may be, shall be deemed part of this Guaranty subject to amendment or waiver at the discretion of the Lessor.

                  (b) The Guarantor will ensure that its obligations under this Guaranty, and the obligations of the Lessee under the Guaranteed
Agreements, constitute senior debt for all purposes of all subordinated debt for money borrowed issued, incurred or assumed by the Guarantor or the Lessee, as the case may be, after the date hereof.

            12. Survival of Representations, Warranties, etc. All representations, warranties, covenants and agreements made herein and in statements or certificates delivered pursuant hereto shall survive any investigation or inspection made by or on behalf of the Lessor and shall continue in full force and effect until all of the obligations of the Guarantor under this Guaranty shall be fully performed in accordance with the terms hereof, and until the payment in full of all sums payable by the Lessee under the Guaranteed Agreements, and until performance in full of all obligations of the Lessee in accordance with the terms and provisions of such agreements.

            13. Third Party Beneficiaries. The Guarantor expressly acknowledges and agrees that each Indemnitee (as such term is defined in the Master Lease) shall be a third party beneficiary of this Guaranty.

            14. GOVERNING LAW; WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION. THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO HEREBY EXPRESSLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS GUARANTY OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH, AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. THE GUARANTOR HEREBY IRREVOCABLY AGREES THAT ANY JUDICIAL PROCEEDINGS BROUGHT AGAINST THE GUARANTOR WITH RESPECT TO THIS GUARANTY MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK AND, BY THE EXECUTION AND DELIVERY OF THIS GUARANTY, THE GUARANTOR ACCEPTS THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. SERVICE OF PROCESS MAY BE MADE BY ANY MEANS AUTHORIZED BY FEDERAL LAW OR THE LAW OF NEW YORK, AS THE CASE MAY BE. A COPY OF ANY SUCH PROCESS SO SERVED SHALL BE MAILED BY REGISTERED MAIL TO THE GUARANTOR AT THE ADDRESS SET FORTH IN SECTION 7 HEREOF, OR AT SUCH OTHER ADDRESS AS MAY BE DESIGNATED BY THE GUARANTOR IN A NOTICE TO THE LESSOR. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE LESSOR OR ITS ASSIGNEE TO BRING PROCEEDINGS AGAINST THE GUARANTOR IN THE COURTS OF ANY OTHER JURISDICTION.

            15. Miscellaneous. If any term of this Guaranty or any application thereof shall be invalid or unenforceable, the remainder of this Guaranty and any other application of such term shall not be affected thereby. Any term of this Guaranty may be amended, waived, discharged or terminated only by an instrument in writing signed by the Guarantor and the Lessor. The headings in this Guaranty are for purposes of reference only and shall not limit or define the meaning hereof. This Guaranty may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.


            IN WITNESS WHEREOF, the undersigned have caused this Guaranty to be executed and delivered as of the day and year first above written.


                                  RITE AID CORPORATION,
                                  as Guarantor



                                  By:___________________________________
                                     Name:
                                     Title:


Acknowledged and Agreed:


SUMITOMO BANK LEASING AND
FINANCE, INC.



By:______________________________
   Name:
   Title: